Exhibit 99.1

PRESS RELEASE

April 30, 2003

CONTACT: Víctor J. Galán, Chairman of the Board and Chief Executive Officer

PHONE #: (787) 766-8301

FOR RELEASE: IMMEDIATELY

R&G FINANCIAL ANNOUNCES INCREASED QUARTERLY CASH DIVIDEND
FOR THE FIRST QUARTER OF 2003

     San Juan, Puerto Rico: April 30, 2003 – R&G Financial Corporation (NYSE: RGF) announced today that its Board of Directors has declared the Company’s quarterly cash dividend for the quarter ended March 31, 2003 of $0.106 per share ($0.424 on an annualized basis) on the Company’s common stock, payable on June 26, 2003 to stockholders of record as of the close of business on June 20, 2003.

     Such dividend payment represents an annual increase of approximately 30% when compared to the dividend paid for the previous quarter ended December 31, 2002. The dividend payment for the quarter ended March 31, 2003 represents the 26th consecutive increase in quarterly dividend payments of the Company as a result of continued improvements in operating results.

     The Company, currently in its 31st year of operations, is a diversified financial holding company with operations in Puerto Rico and the United States, providing banking, mortgage banking, investments, consumer finance and insurance through its wholly-owned subsidiaries R-G Premier Bank of Puerto Rico, one of the fastest growing commercial banks in Puerto Rico, Crown Bank, FSB, its Florida-based federal savings bank, R&G Mortgage Corp., Puerto Rico’s second largest mortgage banker, Mortgage Store of Puerto Rico, Inc., a subsidiary of R&G Mortgage, Continental Capital Corporation, R&G Financial’s New York, North Carolina and Central Florida based mortgage banking subsidiary, R-G Investments Corporation, the Company’s Puerto Rico broker-dealer, and Home and Property Insurance Corporation, a Puerto Rico insurance agency, with a combined network of 73 branches (43 mortgage offices in Puerto Rico, 6 mortgage and 6 commercial lending offices in the U.S., 15 bank branches in the Orlando and Tampa/St. Petersburg Florida markets and 30 bank branches mainly located in the northeastern section of Puerto Rico). At March 31, 2003, the Company had $6.9 billion of total assets and $681.5 million of stockholders’ equity.